Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

September 14, 2007

In connection with the Annual Report on Form 10-K for each of the Trusts listed on Schedule A, attached hereto (the “Trusts”) for the fiscal year ending June 30, 2007 (the “Reports”) and pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission, the undersigned, a duly authorized officer of the Pennsylvania Higher Education Assistance Agency (the “Servicer”), does hereby certify and represent as follows:

1.
A review of the activities and performance of the Servicer under the Amended and Restated Private Student Loan Servicing Agreement, dated as of September 28, 2006, as amended, between the Servicer and The First Marblehead Corporation (the “Servicing Agreement”) for the period that is the subject of each of the Reports has been made under the supervision of the undersigned;

2.
To the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the period that is the subject of each of the Reports; and

3.	To the best knowledge of the undersigned, based on such review, there have been no failures to fulfill any such obligation in any material respect.

IN WITNESS WHEREOF, the undersigned has executed this Servicer Compliance Statement as of September 14, 2007.

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY

By:	/s/ James L. Preston
Name: James L. Preston
Title: Executive Vice President

Schedule A

The National Collegiate Student Loan Trust 2006-3
The National Collegiate Student Loan Trust 2006-4
The National Collegiate Student Loan Trust 2007-1
The National Collegiate Student Loan Trust 2007-2